Exhibit 99.1

|	News

FOR IMMEDIATE RELEASE

FORD CREDIT EARNS $383 MILLION IN THE SECOND QUARTER OF 2011*

DEARBORN, Mich., July 26, 2011 – Ford Motor Credit Company reported net income of $383 million in the second quarter of 2011, a decrease of $173 million from a year earlier.  On a pre-tax basis, Ford Credit earned $604 million in the second quarter, compared with $888 million in the previous year.  On a pre-tax basis, Ford Credit earned $1.3 billion in the first half of 2011, compared with $1.7 billion in the first half of 2010.

The decrease in pre-tax earnings reflects primarily lower credit loss reserve reductions and the non-recurrence of lower lease depreciation expense of the same magnitude as 2010.

“Ford Credit’s business continues to perform well, with low credit losses and strong originations capability,” Chairman and CEO Mike Bannister said. “We continue to succeed in our mission to support Ford sales.”

On June 30, 2011, Ford Credit’s net receivables totaled $84 billion, compared with $81 billion at year-end 2010.  Managed receivables were $86 billion on June 30, 2011, up from $83 billion on December 31, 2010. The higher receivables were primarily due to changes in currency exchange rates.

On June 30, 2011, managed leverage was 7.5 to 1.  In the second quarter of 2011, Ford Credit distributed $1.0 billion to its parent.

For full-year 2011, Ford Credit continues to expect to be solidly profitable but at a lower level than in 2010, reflecting the same factors mentioned above.  At year-end 2011, managed receivables are anticipated to be in the range of $82 billion to $87 billion.  Through June 30, 2011, Ford Credit has paid $1.9 billion in distributions to its parent and expects to pay a total of about $3 billion for full-year 2011.

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About Ford Motor Credit Company
Ford Motor Credit Company LLC has provided dealer and customer financing to support the sale of Ford Motor Company products since 1959. Ford Credit is an indirect, wholly owned subsidiary of Ford. For more information, visit www.fordcredit.com.

Contacts:	Margaret Mellott	Shawn Ryan
	Ford Credit	Ford Fixed Income
	Communications	Investment Community
	313.322.5393	313.621.0881
	mmellott@ford.com	fixedinc@ford.com

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*	The financial results discussed herein are presented on a preliminary basis; final data will be included in our Quarterly Report on Form 10-Q for the quarter ended June 30, 2011.

Cautionary Statement Regarding Forward Looking Statements

Statements included or incorporated by reference herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are based on expectations, forecasts and assumptions by our management and involve a number of risks, uncertainties, and other factors that could cause actual results to differ materially from those stated, including, without limitation:

Automotive Related:
•	Decline in industry sales volume, particularly in the United States or Europe, due to financial crisis, recession, geo-political events or other factors;
•	Decline in Ford’s market share or failure to achieve growth;
•	Lower-than-anticipated market acceptance of new or existing Ford products;
•
An increase in or acceleration of market shift beyond Ford’s current planning assumptions from sales of trucks, medium- and large-sized utilities, or other more profitable vehicles, particularly in the United States;

•	An increase in fuel prices, continued volatility of fuel prices, or reduced availability of fuel;
•	Continued or increased price competition resulting from industry overcapacity, currency fluctuations or other factors;
•	Adverse effects from the bankruptcy, insolvency, or government-funded restructuring of, change in ownership or control of, or alliances entered into by a major competitor;
•
Economic distress of suppliers may require Ford to provide substantial financial support or take other measures to ensure supplies of components or materials and could increase Ford’s costs, affect Ford’s liquidity, or cause production constraints or disruptions;

•	Work stoppages at Ford or supplier facilities or other interruptions of production;
•	Single-source supply of components or materials;
•	Restriction on use of tax attributes from tax law “ownership change”;
•	The discovery of defects in Ford vehicles resulting in delays in new model launches, recall campaigns, reputational damage or increased warranty costs;
•	Increased safety, emissions, fuel economy or other regulation resulting in higher costs, cash expenditures and/or sales restrictions;
•	Unusual or significant litigation, governmental investigations or adverse publicity arising out of alleged defects in Ford products, perceived environmental impacts, or otherwise;
•
A change in Ford’s requirements for parts where it has entered into long-term supply arrangements that commit it to purchase minimum or fixed quantities of certain parts, or to pay a minimum amount to the seller (“take-or-pay contracts”);

•	Adverse effects on Ford’s results from a decrease in or cessation or clawback of government incentives related to capital investments;
•	Adverse effects on Ford’s operations resulting from certain geo-political or other events;
•	Substantial levels of indebtedness adversely affecting Ford’s financial condition or preventing Ford from fulfilling its debt obligations;

Ford Credit Related:
•	A prolonged disruption of the debt and securitization markets;
•
Inability to access debt, securitization or derivative markets around the world at competitive rates or in sufficient amounts due to credit rating downgrades, market volatility, market disruption, regulatory requirements or other factors;

•	Higher-than-expected credit losses;
•	Increased competition from banks or other financial institutions seeking to increase their share of financing Ford vehicles;
•	Collection and servicing problems related to our finance receivables and net investment in operating leases;
•	Lower-than-anticipated residual values or higher-than-expected return volumes for leased vehicles;
•	New or increased credit, consumer or data protection or other laws and regulations resulting in higher costs and/or additional financing restrictions;
•	Imposition of additional costs or restrictions due to the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing rules and regulations;
•	Changes in Ford’s operations or changes in Ford’s marketing programs could result in a decline in our financing volumes;

General:
•	Fluctuations in foreign currency exchange rates and interest rates;
•	Failure of financial institutions to fulfill commitments under committed credit and liquidity facilities;
•	Labor or other constraints on Ford’s or our ability to maintain competitive cost structure;
•	Substantial pension and postretirement healthcare and life insurance liabilities impairing Ford’s or our liquidity or financial condition;
•	Worse-than-assumed economic and demographic experience for postretirement benefit plans (e.g., discount rates or investment returns); and
•	Inherent limitations of internal controls impacting financial statements and safeguarding of assets.

We cannot be certain that any expectations, forecasts, or assumptions made by management in preparing these forward-looking statements will prove accurate, or that any projections will be realized.  It is to be expected that there may be differences between projected and actual results.  Our forward-looking statements speak only as of the date of their initial issuance, and we do not undertake any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY
CONSOLIDATED STATEMENT OF OPERATIONS
For the Periods Ended June 30, 2011 and 2010
(in millions)

	Second Quarter		First Half
	2011	2010	2011	2010
Financing revenue
Operating leases	$623	$864	$1,270	$1,852
Retail	521	593	1,050	1,217
Interest supplements and other support costs earned
from affiliated companies	725	858	1,437	1,725
Wholesale	240	216	465	441
Other	14	12	28	32
Total financing revenue	2,123	2,543	4,250	5,267
Depreciation on vehicles subject to operating leases	(361)	(475)	(772)	(1,116)
Interest expense	(895)	(1,086)	(1,788)	(2,213)
Net financing margin	867	982	1,690	1,938
Other revenue
Insurance premiums earned, net	23	24	46	50
Other income, net	7	39	84	135
Total financing margin and other revenue	897	1,045	1,820	2,123
Expenses
Operating expenses	276	288	542	580
Provision for credit losses	(25)	(151)	(89)	(202)
Insurance expenses	42	20	50	29
Total expenses	293	157	503	407
Income before income taxes	604	888	1,317	1,716
Provision for income taxes	221	332	483	632
Net income	$383	$556	$834	$1,084

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
PRELIMINARY
CONSOLIDATED BALANCE SHEET
(in millions)

	June 30,	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$7,472	$8,347
Marketable securities	4,111	6,759
Finance receivables, net	73,802	71,302
Net investment in operating leases	10,184	9,956
Notes and accounts receivable from affiliated companies	1,135	1,095
Derivative financial instruments	1,048	1,246
Other assets	2,583	2,991
Total assets	$100,335	$101,696

LIABILITIES AND SHAREHOLDER’S INTEREST
Liabilities
Accounts payable
Customer deposits, dealer reserves and other	$975	$1,272
Affiliated companies	1,326	884
Total accounts payable	2,301	2,156
Debt	82,444	82,879
Deferred income taxes	1,580	1,494
Derivative financial instruments	288	534
Other liabilities and deferred income	4,034	4,311
Total liabilities	90,647	91,374

Shareholder’s interest
Shareholder’s interest	5,274	5,274
Accumulated other comprehensive income	1,253	821
Retained earnings	3,161	4,227
Total shareholder’s interest	9,688	10,322
Total liabilities and shareholder’s interest	$100,335	$101,696

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The following table includes assets to be used to settle the liabilities of the consolidated variable interest entities ("VIEs").  These assets and liabilities are included in the consolidated balance sheet above.

	June 30,	December 31,
	2011	2010
ASSETS
Cash and cash equivalents	$3,866	$4,031
Finance receivables, net	52,622	50,001
Net investment in operating leases	3,706	6,121
Derivative financial instruments	93	26

LIABILITIES
Debt	$39,973	$40,247
Derivative financial instruments	103	222

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
OPERATING HIGHLIGHTS

	Second Quarter		First Half
	2011	2010	2011	2010
Financing Shares
United States
Financing share – Ford and Lincoln
Retail installment and lease	34%	30%	35%	32%
Wholesale	81	81	81	81

Europe
Financing share – Ford
Retail installment and lease	28%	25%	27%	24%
Wholesale	98	98	99	99

Contract Placement Volume – New and used retail/lease
(in thousands)
North America Segment
United States	219	181	418	356
Canada	29	28	55	45
Total North America Segment	248	209	473	401

International Segment
Europe	95	86	199	185
Other international	15	7	25	17
Total International Segment	110	93	224	202
Total contract placement volume	358	302	697	603

Borrowing Cost Rate*	4.1%	4.7%	4.1%	4.7%

Charge-offs (in millions)
Retail installment and lease	$41	$79	$100	$222
Wholesale	6	5	2	0
Other	2	2	2	(3)
Total charge-offs	$49	$86	$104	$219

Total loss-to-receivables ratio	0.23%	0.39%	0.25%	0.49%

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*	The rate includes the effects of derivatives and facility fees and the amortization of discounts, premiums and direct issuance fees.

FORD MOTOR CREDIT COMPANY LLC AND SUBSIDIARIES
APPENDIX

In evaluating Ford Credit’s financial performance, Ford Credit management uses financial measures based on Generally Accepted Accounting Principles (“GAAP”), as well as financial measures that include adjustments from GAAP.  Included below are brief definitions of key terms, information about the impact of on-balance sheet securitization and a reconciliation of non-GAAP measures to GAAP:

●	Managed receivables: receivables reported on Ford Credit’s balance sheet, excluding unearned interest supplements related to finance receivables
●	Equity: shareholder’s interest reported on Ford Credit’s balance sheet

IMPACT OF ON-BALANCE SHEET SECURITIZATION:  Finance receivables (retail and wholesale) and net investment in operating leases reported on Ford Credit’s balance sheet include assets that have been sold for legal purposes in securitization transactions that do not satisfy the requirements for accounting sale treatment.  These receivables are available only for payment of the debt and other obligations issued or arising in the securitization transactions; they are not available to pay the other obligations of Ford Credit or the claims of Ford Credit’s other creditors.  Debt reported on Ford Credit’s balance sheet includes obligations issued or arising in securitization transactions that are payable only out of collections on the underlying securitized assets and related enhancements.  Ford Credit holds the right to the excess cash flows not needed to pay the debt and other obligations issued or arising in each of these securitization transactions.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP:

Managed Leverage Calculation	June 30,	December 31,
	2011	2010
	(in billions)
Total debt	$82.4	$82.9
Adjustments for cash, cash equivalents, and marketable securities*	(11.1)	(14.6)
Adjustments for derivative accounting**	(0.3)	(0.3)
Total adjusted debt	$71.0	$68.0

Equity	$9.7	$10.3
Adjustments for derivative accounting**	(0.2)	(0.1)
Total adjusted equity	$9.5	$10.2

Managed leverage (to 1) = Total adjusted debt / Total adjusted equity	7.5	6.7
Memo: Financial statement leverage (to 1) = Total debt / Equity	8.5	8.0

Net Finance Receivables and Operating Leases	June 30,	December 31,
	2011	2010
Receivables	(in billions)
Retail installment	$49.1	$49.7
Wholesale	24.6	22.0
Other finance receivables	2.6	2.3
Unearned interest supplements	(1.9)	(1.9)
Allowance for credit losses	(0.6)	(0.8)
Finance receivables, net	73.8	71.3
Net investment in operating leases	10.2	10.0
Total receivables	$84.0	$81.3

Memo: Total managed receivables***	$85.9	$83.2

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*	Excludes marketable securities related to insurance activities.
**	Primarily related to market valuation adjustments to derivatives due to movements in interest rates. Adjustments to debt are related to designated fair value hedges and adjustments to equity are related to retained earnings.
***	Includes receivables, excluding unearned interest supplements related to finance receivables of about $1.9 billion at June 30, 2011 and December 31, 2010.